UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

Royale Energy Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware		81-4596368
(State or other jurisdiction of incorporation)		(IRS Employer Identification No.)

1870 Cordell Court, Suite 210 El Cajon, California 92020 Address of principal executive office		92020 Zip Code
Securities to be registered pursuant to Section 12(b) of the Act: None
Securities to be registered pursuant to
 Section 12(g) of the Act:
Common Stock,
par value $0.001 per share
(Title of Class)
Series B Preferred Stock,
par value $0.001 per share
(Title of Class)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-216055

Item 1.  Description of Registrant’s Securities to be Registered.

Royale Energy Holdings, Inc., a Delaware corporation (the “Company”) hereby incorporates by reference the description of its common stock, $0.001 par value per share (the “Common Stock”), to be registered hereunder contained under the heading, Description of Royale Energy Holdings, Inc., Capital Stock – Common Stock, and the description of its Series B preferred stock, $0.001 per share (the “Preferred Stock”) contained under the heading, Description of Royale Energy Holdings, Inc., Capital Stock – Preferred Stock, in the Company’s Registration Statement on Form S-4 (Commission File No. 333-216055), as originally filed with the Securities and Exchange Commission (the “Commission”) on February 14, 2016, as subsequently amended (the “Registration Statement”), and in the proxy statement/prospectus included in the Registration Statement filed separately by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Exchange Act of 1933, as amended, which proxy statement/prospectus shall be deemed to be incorporated by reference herein.  The Registrant has filed an amendment to its Certificate of Incorporation with the Secretary of State of Delaware to change its name to “Royale Energy, Inc.” immediately upon acceptance of the filing by the Secretary of State.

Item 2.  Exhibits

No.	Description
2.1
Amended and Restated Agreement and Plan of Merger among Royale Energy, Inc., the Company, Royale Merger Sub, Inc., Matrix Merger Sub, Inc., and Matrix Oil Management Corporation, filed as Exhibit 2.1, Annex A to the Registration Statement on Form S-4/A filed July 21, 2017 (the “Registration Statement”)

2.2*	Amendment No. 7 to the Amended and Restated Agreement and Plan of Merger among Royale Energy, Inc., the Company, Royale Merger Sub, Inc., Matrix Merger Sub, Inc., and Matrix Oil Management Corporation
2.3	Certificate of Formation of the Company, Annex I to the Registration Statement
2.4	Bylaws of the Company, Annex J to the Registration Statement
2.5*	Series B Preferred Certificate of Designation of Holdings
2.6*
Joint Waiver of Closing Conditions between Matrix Oil Management Corporation, on behalf of itself and as general partner of Matrix Investments, L.P., Matrix Permian Investments, LP, , Matrix Las Cienegas Limited Partnership, Matrix Oil Corporation, and all of the holders of preferred limited partnership interests of Matrix Investments (February 28, 2018)

3.1*	Certificate of Amendment to the Certificate of Formation of the Company to Change Its Name to “Royale Energy, Inc.”

*Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYALE ENERGY HOLDINGS, INC.

Date: March 8, 2018	By:	/s/ Jonathan Gregory
	Name:	Jonathan Gregory
	Title:	Chief Executive Officer